Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Southern California Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity(1)	Common Stock, no par value per share	Rule 457(c) and Rule 457(h)	1,958,756	(2)	$13.80	(2)	$27,030,833	(2)	$0.00011020	$2,978.80
Equity(1)	Common Stock, no par value per share	Rule 457(h)	292,338	(3)	$9.22	(3)	$2,695,356	(3)	$0.00011020	$297.03
Total Offering Amounts							$29,726,189			$3,275.83
Total Fee Offsets										—
Net Fee Due										$3,275.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, no par value per share (the “Common Stock”), that become issuable under the Southern California Bancorp 2019 Equity Incentive Plan, as amended by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Company’s Common Stock on the Nasdaq Capital Market on May 17, 2023.

(3)	For purposes of computing the registration fee only. Pursuant to Rule 457(h), the Proposed Maximum Offering Price Per Share is based upon the average exercise price of $9.22 per share at May 17, 2023.

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